UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported):
July 15, 2015
TEGNA INC.
(Exact name of registrant as specified in charter)

Delaware	1-6961	16-0442930
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive McLean, Virginia		22107-0910
(Address of principal executive offices)		(Zip Code)
(703) 854-6000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On July 15, 2015, TEGNA Inc., formerly known as Gannett Co., Inc. (the “Company”), became subject to a binding definitive agreement for the sale of its corporate headquarters in McLean, Virginia to Tamares Tysons Corner LLC, an affiliate of Tamares, for a purchase price of $270 million.  A non-binding purchase and sale agreement for the transaction was entered into on June 24, 2015, amended on July 2, 2015, and further amended as of July 14, 2015 (as amended, the “Purchase Agreement”), and certain mutual termination rights thereunder expired on July 15, 2015.  The purchaser has made a $27 million non-refundable deposit pursuant to the Purchase Agreement. The sale transaction is expected to close late in the third quarter or early in the fourth quarter, subject to the satisfaction of customary closing conditions. The purchaser has the right to extend the closing date to September 30, 2015 upon payment of a $5 million non-refundable deposit, and to October 30, 2015 upon payment of an additional $5 million non-refundable deposit.

The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the third quarter.

Item 2.02. Results of Operations and Financial Condition.
On July 21, 2015, the Company reported its consolidated financial results for the second quarter ended June 28, 2015. A copy of this press release is furnished with this report as an exhibit.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
See Index to Exhibits attached hereto.

SIGNATURE
Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEGNA Inc.

Date: July 21, 2015	By:	/s/ Clifton A. McClelland III
Clifton A. McClelland III
Vice President and Controller

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	TEGNA Inc. Press Release dated July 21, 2015.
99.2	TEGNA Inc. Earnings Press Release dated July 21, 2015.